Exhibit 5.1

DLA Piper US LLP 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 T: 858.677.1400 F: 858.677.1401 W www.dlapiper.com

October 6, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Tut Systems, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, (the “Registration Statement”) of up to (i) 5,631,539 shares (the “Note Shares”) of the Company’s $0.001 par value Common Stock which may be issued upon the conversion of the Company’s 8% convertible notes (the “Notes”), (ii) 2,815,766 shares (the “Warrant Shares”) of the Company’s $0.001 par value Common Stock which may be issued pursuant to the exercise of warrants, and (iii) 1,651,921 shares (the “Interest Shares”) issuable for interest payments under the Notes.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that (i) the Note Shares which may be issued upon the conversion of the Notes are duly authorized and when issued upon conversion of the Notes will be validly issued, fully paid and nonassessable, (ii) the Warrant Shares which may be issued pursuant to the exercise of warrants are duly authorized and, when issued against receipt of the consideration therefore, will be validly issued, fully paid and nonassessable, and (iii) the Interest Shares issuable for interest payments under the Notes are duly authorized and, when issued as payment of interest under the Notes, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ DLA Piper US LLP

DLA Piper US LLP